SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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EPIMMUNE INC

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Filed by Epimmune Inc. pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

EPIMMUNE REPORTS FOURTH QUARTER AND YEAR-END 2002 RESULTS

SAN DIEGO, March 14, 2003 – Epimmune Inc. (Nasdaq: EPMN) today announced its financial results for the fourth quarter and year ended December 31, 2002.

For the fourth quarter 2002, the Company reported revenues of $1.6 million, compared to $1.7 million in the fourth quarter of 2001. Revenues for the year ended December 31, 2002 were $7.1 million, compared to $8.2 million for the year ended December 31, 2001. The decrease in revenues in 2002 compared to 2001 was primarily due to a reduction in non-recurring license fees the Company received. This was partially offset by higher related party revenue related to reimbursed research during 2002 than in 2001.

For the fourth quarter 2002, operating expenses were $3.4 million, compared to $3.5 million in the fourth quarter of 2001. Operating expenses for the year ended December 31, 2002 were $14.1 million compared to $11.2 million for the year ended December 31, 2001. The increase in operating expenses in 2002 compared to 2001 was a result of the Company incurring higher amortization costs related to increased spending to prosecute its patent portfolio and expanded outside activities as the Company began Phase I/II clinical trials of its HIV vaccine and worked toward filing an Investigational New Drug (IND) application for its vaccine candidate in lung and colorectal cancer in late 2002.

Net loss for the fourth quarter of 2002 was $1.7 million, or $0.15 per basic and diluted share compared with a net loss of $1.7 million, or $0.18 per basic and diluted share for the same period in 2001. For the year ended December 31, 2002, the Company reported a net loss of $6.5 million, or $0.57 per basic and diluted share. This compares to a net loss of $2.6 million or $0.31 per basic and diluted share for the year ended December 31, 2001.

As of December 31, 2002, the Company had cash and cash equivalents of $9.7 million compared to cash, cash equivalents and short-term investments of $19.0 million at December 31, 2001. Stockholders’ equity at December 31, 2002 was $12.6 million compared with $19.4 million at December 31, 2001.

Business Outlook

Epimmune currently projects the following ranges of future revenue and operating expenses in the event the previously announced and proposed merger with Anosys and the related financing does not occur:

•	For the first quarter of 2003: Revenues of $1.4 to $1.7 million and operating expenses of $3.3 to $3.8 million.

•	For the full year 2003: Revenues of $7.0 to $7.5 million and operating expenses of $15.0 to $17.0 million.

Existing cash and interest earned thereon, along with receipts from existing contracts will enable the Company to maintain its current level of operations through 2003 based on anticipated expenditures, even in the event the proposed merger with Anosys and related financing does not occur.

About Epimmune Inc.

EPIMMUNE INC., based in San Diego, is focused on the development of pharmaceutical products using multiple epitopes to specifically activate the body’s immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single drug candidate, the immune response can be both targeted and optimized for strength. Epimmune’s therapeutic drug candidates have been designed to treat disease by stimulating the body’s immune system to respond aggressively to infections, such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company’s preventative drug candidates have been designed to protect against disease by teaching the body’s immune system to react quickly when exposed to infectious agents. Epimmune’s technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response. In addition, Epimmune previously announced that it has preliminarily agreed to merge its operations with Anosys, Inc. to create a combined company focused on the field of immunotherapeutics and products for the treatment of cancer and infectious diseases. For more information on Epimmune, visit www.epimmune.com.

Where You Can Find Additional Information About Epimmune’s Proposed Merger with Anosys

Epimmune will file a proxy statement concerning its proposed merger with Anosys, Inc. with the SEC. Investors and security holders are advised to read the proxy statement related to the proposed merger, because it will contain important information related to the merger. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by Epimmune with the SEC at the SEC’s website at http://www.sec.gov. The proxy statement and any other documents filed by Epimmune with the SEC may also be obtained free of charge from Epimmune by directing such request to the Company’s Secretary at the following address: 5820 Nancy Ridge Drive, San Diego, California 92121.

Information Concerning Participation in Epimmune’s Proxy Solicitation

Epimmune and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Epimmune with respect to Epimmune’s proposed merger with Anosys. Information regarding such executive officers and directors is included in Epimmune’s Proxy Statement for its 2002 Annual Meeting of Stockholders filed with the SEC on April 29, 2002. This document is available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders may obtain additional information about the interests of the executive officers and directors of Epimmune in Epimmune’s proposed merger with Anosys by reviewing the proxy statement related to the merger once it has been filed with the SEC.

Forward-Looking Statements

This press release includes forward-looking statements that reflect management’s current views of future events, including the proposed merger with Anosys and the related financing, the anticipated benefits to Epimmune of its collaborations, anticipated trends in revenue and operating expenses, and projections regarding maintaining current and planned operations. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the risks that the Company will not enter into a definitive agreement with Anosys and even if such agreement is executed, that the merger and the related financing will not occur, that the Company’s revenue for 2003 will be less than expected, that the Company’s operating expenses will rise by a greater amount than expected, the risks associated with the Company’s ability to develop pharmaceutical products using epitopes, the ability of epitope-based products to control infectious diseases and cancer, the safety and efficacy of epitope-based products in humans, the Company’s ability to enter into and maintain collaborations and license arrangements, the efforts of the Company’s collaborators and licensees to develop and commercialize products using the company’s technologies, achievement of research and development objectives by the Company and any collaborator, the timing and cost of conducting the HIV clinical trial, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company’s 2001 Form 10-K, the most recent 10-Qs and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

EPIMMUNE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended Dec. 31,		Twelve months ended Dec. 31,

	2002	2001	2002	2001

	(unaudited)	(unaudited)	(unaudited)
Revenues:
License fees and milestones	$237	$—	$487	$3,750
Research grants and contract revenue	349	506	1,899	1,831
Related party revenue – Genencor	991	1,161	4,684	2,585

Total revenues	1,577	1,667	7,070	8,166
Costs and expenses:
Research and development	2,548	2,583	11,257	7,870
General and administrative	862	920	2,887	3,363

Total costs and expenses	3,410	3,503	14,144	11,233
Loss from operations	(1,833)	(1,836)	(7,074)	(3,067)
Interest income, net	87	111	588	424
Other income (expense), net	—	1	(14)	(1)

Net loss	$(1,746)	$(1,724)	$(6,500)	$(2,644)

Net loss per share – basic and diluted	$(0.15)	$(0.18)	$(0.57)	$(0.31)

Shares used in computing net loss per share – basic and diluted	11,571	9,535	11,446	8,534

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2002	2001

	(unaudited)
Assets:
Current assets:
Cash, cash equivalents and short-term investments	$9,745	$19,036
Other current assets	708	707

Total current assets	10,453	19,743
Restricted cash	472	472
Property and equipment, net	1,363	984
Other assets	3,240	2,711

Total assets	$15,528	$23,910

Liabilities and stockholders’ equity
Current liabilities	$2,744	$4,350
Other liabilities	197	209
Stockholders’ equity	12,587	19,351

Total liabilities and stockholders’ equity	$15,528	$23,910

The following unaudited supplemental disclosure is provided by management to show total cash used by the Company in 2002 and 2001 and to reconcile cash, cash equivalents and short-term investments at December 31, 2001 and 2000 to cash, cash equivalents and short-term investments at December 31, 2002 and 2001, respectively. Management believes this presentation gives useful information about the Company’s financial position, but it should be noted that such presentation is for summary purposes only and is therefore not in accordance with accounting principles generally accepted in the United States.

	(in thousands)
	Year ended Dec. 31

	2002	2001

	(unaudited)	(unaudited)
Cash, cash equivalents and short-term investments at beginning of year	$19,036	$9,593
Net loss	(6,500)	(2,644)
Deferred revenue related to license fees	(1,194)	2,079
Income accrued on stockholder note	(291)	—
Deferred compensation	—	235
Change in working capital	(80)	299
Property and equipment, net of depreciation/disposal	(379)	(17)
Patents, net of amortization	(760)	(390)
Patents abandoned	232	625
Payment on equipment loan	(345)	(413)
Change in unrealized gain/loss on investments	(23)	19
Sale of stock	49	9,650

Net cash, cash equivalents and short-term investments (used)/provided	(9,291)	9,443
Cash, cash equivalents and short-term investments at end of year	$9,745	$19,036